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                                                                    EXHIBIT 10.3

                        EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of August, 2000, between Wyndham International, Inc., a Delaware corporation (the "Company"), and David W. Johnson ("Executive"), effective as of April 1, 2000 (the "Effective Date").

     WHEREAS, Executive is currently employed by the Company in a senior executive capacity pursuant to an employment agreement between the Company and Executive dated April 19, 1999 (the "Prior Agreement");

     WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company;

     WHEREAS, as an additional inducement to Executive to enter into this Agreement, the Company shall, as of the Effective Date, (a) grant Executive an option to purchase a certain number of shares of Class A common stock of the Company as set forth in the agreement attached hereto as Exhibit A (the
                                                         ---------
"Option") and (b) forgive that certain loan by the Company to Executive in the aggregate original principal amount of $200,000, as evidenced by a promissory note (the "Note") on the schedule set forth herein;

     WHEREAS, the Company and Executive desire to terminate the Prior Agreement and supersede the Prior Agreement with this Agreement; and

     WHEREAS, Executive is desirous of committing to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that as of the Effective Date the Prior Agreement (which does not include the Wyndham International, Inc. Non-Qualified Stock Option Agreement between Executive and Company dated April 19, 1999, which remains in full force and effect) shall be terminated and superseded by this Agreement which provides as follows:

1. Employment. The initial term of this Agreement shall extend from the Effective Date until the third anniversary of the Effective Date; provided, however, that the initial term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Effective Date and each anniversary thereafter unless, not less than ninety (90) days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the initial or extended term of this Agreement, the term of this Agreement shall continue in effect until the later of the end of the initial term described above or the end of the eighteenth (18th) month following the month in which the Change in Control occurred. The term of this Agreement

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shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. Position and Duties. During the Period of Employment, Executive shall serve as an Executive Vice President of the Company, shall have supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of the Company (the "Chairman") or the Chief Executive Officer of the Company (the "CEO") or other executive authorized by the Chairman or CEO, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Chairman or CEO, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Chairman or CEO and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3.  Compensation and Related Matters.

    (a) Base Salary and Incentive Compensation.  Executive's initial annual base salary ("Base Salary") shall be $327,000. Executive's Base Salary shall be redetermined at least thirty (30) days before each annual compensation determination date established by the Company during the Period of Employment in an amount to be fixed by the Board of Directors of the Company or a Committee thereof or a duly authorized officer (the "Board"). The Base Salary, as redetermined, may be referred to herein as "Adjusted Base Salary." The Base Salary or Adjusted Base Salary shall be payable in substantially equal bi-weekly installments and shall in no way limit or reduce the obligations of the Company hereunder. In addition to Base Salary or Adjusted Base Salary, Executive shall be eligible during the Period of Employment to receive cash incentive compensation as determined by the Board from time to time (the "Incentive Compensation"), and shall be eligible to participate in such incentive compensation plans as the Board shall determine from time to time for employees
of the same status within the hierarchy of the Company.   Incentive compensation
shall equal from zero to one time the then current Base Salary or, if applicable, Adjusted Base Salary.

    "Pro Rata Incentive Compensation" shall be paid to Executive if Executive's employment is terminated by reason of Executive's death or disability, as provided in Subparagraphs 6(a) and 6(b), if Executive's employment is terminated by the Executive for Good Reason, as provided in Subparagraph 6(e), or if Executive's employment is terminated by the Company without Cause, as provided in Subparagraph 6(d). Pro Rata Incentive Compensation equals the Incentive Compensation for the fiscal year of termination multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through Date of Termination and the denominator is 365.

    If, for the purpose of calculating Incentive Compensation or Pro Rata Incentive Compensation, the Incentive Compensation cannot be determined for the fiscal year in question

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when such compensation is due to be paid (for example, because bonuses for the fiscal year in question are not determined until after the end of the fiscal year), the Company shall make a good faith estimate of the pro rata amount based on an amount Executive would have earned had he continued employment for the entire fiscal year; provided, however, that where the Date of Termination occurs during the first six months of any fiscal year, the Pro Rata Incentive Compensation paid to Executive if Executive's employment is terminated by reason of Executive's death or disability, by the Executive for Good Reason, or by the Company without Cause shall not exceed fifty percent (50%) of the maximum Incentive Compensation which could have been paid to Executive in the fiscal year immediately preceding the fiscal year of termination.

     (b) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with Company policy.

     (c) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such
plan or arrangement.   Any payments or benefits payable to Executive under a
plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (d) Life Insurance. The Company shall pay the premiums on, and maintain in effect throughout the Period of Employment, a life insurance policy on the life of Executive in an amount not less than the amount of Executive's then current Base Salary or Adjusted Base Salary. Executive shall have the right to designate the beneficiary under such policy.

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

     (e) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for executives at the same level as Executive. Executive shall also be entitled to all paid holidays given by the Company to its executives. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company.

     (f) Disability Insurance. The Company shall pay the premiums on, and maintain in effect through the Period of Employment, long-term disability insurance providing for payment of benefits at rates not less than sixty percent (60%) of Executive's then-current Base Salary or Adjusted Base Salary, as the case may be.

     (g) Forgiveness of Note. On the first day of each month for the two-year period following the Effective Date, the Company shall forgive one twenty-fourth (1/24th) of the original principal amount of the Note, together with all accrued and unpaid interest on such forgiven portion of the principal amount of the Note; provided, however, that the Company shall not be obligated to so forgive a portion of the Note or the interest thereon on any such first day of the month if prior to such day Executive's employment shall have been terminated by the Company for Cause pursuant to Subparagraph 6(c) or by Executive for any reason other than Good Reason. If prior to the second anniversary of the Effective Date Executive's employment shall have been terminated by the Company for Cause pursuant to Subparagraph 6(c) or by Executive for any reason other than Good Reason, then all then outstanding principal and accrued and unpaid interest on the Note shall become due and payable on the thirtieth day following the Date of Termination. If prior to the second anniversary of the Effective Date Executive's employment shall have been terminated by the Company for any reason other than Cause or by Executive for Good Reason, then the remaining balance of the original principal amount of the Note, together with all accrued and unpaid interest on such portion of the principal amount of such Note, shall be forgiven as of the Date of Termination. The Company shall provide such documentation evidencing such forgiveness as Executive may reasonably request.

     (h) Additional Compensation. If during any regular pay period of the Company, any principal amount or accrued and unpaid interest on the Note is forgiven pursuant to Subparagraph 3(g) above, the Company shall, on such payroll date, pay to Executive as additional compensation and in accordance with the Company's normal payroll policies an amount equal to the estimated federal, state, and local income, employment and other tax liability of Executive attributable to (i) any amount of principal or interest on the Note forgiven on such regular payroll date of the Company in accordance with Subparagraph 3(g) and (ii) the additional compensation required to be made by the Company to the Executive pursuant to this Subparagraph 3(h). For purposes of determining the amount of such additional compensation, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which such payment is made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of such

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payment, net only of the maximum reduction in federal income taxes that could be obtained from deduction of state and local taxes. Under no circumstances shall any additional compensation paid to Executive pursuant to this Subparagraph 3(h) be included in any determination of Executive's Base Salary and Incentive Compensation, as calculated pursuant to Subparagraph 3(a), or in any determinatin of Executive's Compensation Upon Termination or During Disability, as calculated pursuant to Paragraph 7.

4.   Unauthorized Disclosure.

     (a) Confidential Information. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its predecessors' business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use by the hotel and hospitality industry (the "Hotel Industry"), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Hotel Industry or has been published in a form generally available to the Hotel Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

     (b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

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5.  Covenant Not to Compete.  In consideration for the Option, the Company's promise to provide Confidential Information as set forth in Paragraph 4 above, and for Executive's employment by the Company under the terms provided in this Agreement, and as a means to aid in the performance and enforcement of the terms of and preserve the rights of the Company pursuant to the Unauthorized Disclosure provisions of Paragraph 4, Executive agrees as follows:

    (a) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of owning, operating, managing or granting franchise rights with respect to hotels, motels or other lodging facilities in any area or territory in which the Company conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the hospitality business. Notwithstanding the foregoing, after Executive's employment with the Company has terminated, upon receiving written permission by the Board, Executive shall be permitted to engage in such activities with respect to any other hotel, motel or lodging facility that would be immaterial to the operations of the Company in the area or territory in question. Immateriality, for purposes of the foregoing sentence, shall be determined in the sole discretion of the Board in good faith.

    (b) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the customers (including, without limitation, any hotel owner, lessor or lessee, asset manager, trustee, consumer with whom the Company from time to time (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the two-year period preceding the Executive's last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) or vendors of the Company in any of the areas or territories in which the Company conducts operations if such action has the intent or effect of interfering with the Company's relationship with the vendor or customer.

    (c) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any current or prospective employee of the Company (including, without limitation, any current or prospective employee of the Company within the six-month period preceding Executive's last day of employment with the Company or within the 24-month period of this covenant) to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or

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other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any current or prospective employee of the Company without providing the Company with ten (10) days' prior written notice of such proposed employment.

     (d) Executive agrees and acknowledges that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company's business interests and Confidential Information after the Effective Date of this Agreement. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

     (e) Should Executive violate the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (a) Death. Executive's employment hereunder shall terminate upon his death.

     (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

     (c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Board of Directors at a meeting of such Board of Directors called and held for such purpose. Any determination by the Board of Directors that "Cause" exists shall be made by the Board of Directors in good faith. For purposes of this Agreement "Cause" shall mean: (A) conduct by Executive constituting a

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material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal conviction of or civil judgement against Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) and such non-performance has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Executive of the Company's employment policies and such violation has continued for more than thirty (30) days following written notice of such violation from the Board.

     (d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Board of Directors at a meeting of the Board of Directors called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to the Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

     (e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties, other than a change in Executive's position or reporting relationship;
(B) any removal, during the Period of Employment, from Executive of his title of Executive Vice President; (C) an involuntary reduction in Executive's Base Salary or Adjusted Base Salary or involuntary reduction in cash incentive compensation plan (but not reduction in incentive compensation appropriate for level of performance) except for across-the-board salary reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty
(30)

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miles from such offices (other than a relocation in either event to Dallas,
Texas), or the requirement by the Company for Executive to be based anywhere other than the Company's offices at such location or in Dallas, Texas on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or
(F) the requirement that Executive report to a person who is below the level of Chief Financial Officer. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred;
(ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

     (f) Notice of Termination. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (g) Date of Termination. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 6(b) or by the Company for Cause under Subparagraph 6(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 6(d), sixty (60) days after the date on which a Notice of Termination is given; and (D) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given.

7.   Compensation Upon Termination or During Disability.

     (a) If Executive's employment terminates by reason of his death, the Company shall, within thirty (30) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, to the date of his death, plus accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(a). For a period of one (1) year following the Date of Termination by reason of Executive's death, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of

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

such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary and Incentive Compensation payments, if any, under Subparagraph 3(a), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs, at which point executive shall then receive any accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(a). For a period of one
(1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 7(a) shall apply.

     (c) Except as otherwise provided in Subparagraph 7(b), if Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(a). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company,

          (i) the Company shall continue Executive's compensation at a rate equal to the sum of Executive's Average Base Salary and his Average Incentive Compensation, payable for the remaining length of the Period of Employment after the Date of Termination, but in no event for fewer than twenty-four (24) months (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal bi-weekly installments, in arrears; provided, however, that in the event Executive commences any

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

     employment with an employer other than the Company during the twelve (12) month period ending on the first anniversary of the Date of Termination, the Company shall be entitled to set-off against the remaining Severance Amount fifty percent (50%) of the amount of any cash compensation received by Executive from the new employer during the remaining period for which severance pay remains due hereunder; provided, further, that in the event Executive commences any employment with, or is employed by, any employer other than the Company during the twelve (12) month period following the first anniversary of the Date of Termination, the Company shall be entitled to set-off against the remaining Severance Amount twenty-five percent (25%) of the amount of any cash received by Executive from such employer during the remaining period for which severance pay remains due hereunder. From time to time, Executive may be asked to certify to the Company that he has not accepted employment with a new employer (including, without limitation, contract and consulting agreements). For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary or, if applicable, Adjusted Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company. In no event shall "Average Incentive Compensation" include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease. Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(f) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A),
     (B), (C), (D), (E) and (F) of Subparagraph 6(e);

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment.

     (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement,

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

provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (f) Regardless of the reason for termination, for a period of five (5) years beginning on the Date of Termination, the Company will provide such reasonable assistance and support to Executive as he shall reasonably require in connection with the preparation and filing of tax returns, statements and forms insofar as such returns, statements or forms relate to Executive's association with the Company or any of its predecessors or affiliates. At the Company's election, such assistance and support shall be provided by either tax personnel from the Company or certified public accountants selected and compensated by the Company.

     (g) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

8. Change in Control Payment. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control; provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change of Control.

     (a)  Change in Control.

          (i) If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) or Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), then the Company shall pay Executive the Severance Amount as provided in Subparagraph 7(d)(i) in substantially bi-weekly installments, in arrears, over twenty-four (24) months. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this Agreement, all payments of the Severance Amount shall immediately cease; and

          (ii) Within fifteen (15) days after Executive becomes entitled to receive the Severance Amount under (i) above, the Company shall place funds in an amount equal to the estimated Severance Amount in escrow, pursuant to arrangements that are mutually acceptable to the Company and Executive (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the final installment payment of the Severance Amount has been made;

          (iii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award, in the event of a Change in Control during the Period of Employment, any unvested portions of any stock option or other stock-based award shall fully vest and become exercisable one hundred eighty (180) days after the date of the Change in Control or, if earlier, on the date the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason. Executive shall have three hundred sixty (360) days following the Date of Termination to exercise all his stock options. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

          (iv) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment.

     (b)  Gross Up Payment

          (i) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, (whether such excess parachute payments arise out of this Agreement or otherwise), the Company will pay to Executive an amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income taxes and employment taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this Subparagraph 8(b)(i), will be equal to the Severance Amount.

          (ii) Applicable Rates. For purposes of determining the amount of the Gross-Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross-Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Executive and approved by the Company, which approval will not be unreasonably withheld. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross-Up Payments will be made in the manner provided by this Subparagraph (c).

          (iv) Time for Payment. The Company will pay the estimated amount of the Gross-Up Payment in cash to Executive at such time or times when the Excise Tax is due. Executive and the company agree to reasonably cooperate in the determination of the actual amount of the Gross-Up Payment.
     Further, Executive and the Company agree to make such adjustments to the estimated amount of the Gross-Up Payment as may be necessary to equal the actual amount of the Gross-Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

     (c) Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:

          "Change in Control" shall mean any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries or any Investor or Excluded Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any transfer from any Investor or Excluded Group will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Investor or Excluded Group, would not have resulted in the acquisition by such Acquiring Person of thirty-five percent (35%) or more of the combined voting power or economic interests of the then outstanding voting securities; or

          (b) during any period of twelve (12) consecutive months after the Issuance Date, the individuals who at the beginning of any such 12-month period constituted a majority of the Class A Directors and Class C Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Class A Directors and Class C Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Company was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Company, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

          (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty-seven and one-half percent (57.5%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger or consolidation; or

          (d) the sale or other disposition of assets representing fifty percent (50%) or more of the assets of the Company in one transaction or series of related transactions.

     All defined terms used in the definition of "Change in Control" shall have the same meaning as set forth in the Form of Certificate of Designation of Series B Convertible Preferred Stock of Wyndham International, Inc.

          "Company" shall mean not only Wyndham International, Inc., but also its successors by merger or otherwise.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

          At his home address as shown
          in the Company's personnel records;

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

     if to the Company:

          Wyndham International, Inc.
          1950 Stemmons Freeway
          Suite 6001
          Dallas, TX  75207
          Attention: Senior Vice President of Human Resources and General
                     Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, with its Exhibit A, constitutes the entire agreement between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and Exhibit A. This Agreement supersedes all prior agreements between the parties with respect to any related subject matter. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (without regard to principles of conflicts of laws).

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraph 6(b), 6(c) or 7(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding. Any amount to which Executive is entitled under this Agreement (including any disputed amount), which is not paid when due, shall bear interest at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

14. Third-Party Agreements and Rights. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

15. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary or, if applicable, Adjusted Base Salary and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.

16. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                    WYNDHAM INTERNATIONAL, INC.


                                    By: /s/ MARY WATSON
                                      ----------------------------------
                                    Its: Senior VP - Human Resources
                                        --------------------------------

                                     /s/ DAVID W. JOHNSON
                                     -----------------------------------
                                     David W. Johnson






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